Exhibit 99.1

Contact:	Brian Begley
Investor Relations
1845 Walnut Street – Suite 1000
Philadelphia, PA 19103
(215) 546-5005
(215) 561-5692 (facsimile)

Atlas Pipeline Partners, L.P. Completes Acquisition of Control of

Anadarko Petroleum’s Interest in Oklahoma and Texas Gas Gathering

and Processing Systems for $1.85 Billion

PHILADELPHIA—(MARKETWIRE) – July 27, 2007 - Atlas Pipeline Partners L.P. (NYSE: APL) (the “Partnership” or “APL”) announced today that it has completed the previously announced acquisition of control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) interests in the Chaney Dell and Midkiff-Benedum natural gas gathering and processing systems for $1.85 billion, subject to final post-closing adjustments (the “Acquisition”). By virtue of the closing of the Acquisition today, APL is entitled to all income from and responsible for all property costs incurred by both systems retroactive to July 1, 2007.

APL expects to distribute between $1.78 to $1.85 per limited partner unit for the second half of 2007 and between $3.80 to $4.00 per limited partner unit for the full year 2008, after an increase in its distribution coverage ratio to 1.2x.

Additionally, Atlas Pipeline Mid-Continent WestTex, LLC, a subsidiary of the Partnership, has reached an agreement with Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”), which currently holds an approximate 27% interest in the Midkiff-Benedum system, regarding Pioneer’s preferential right to purchase Anadarko’s interest in the system:

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The parties will extend the term of Pioneer’s percentage of proceeds (“POP”) contract for gas processed by the Midkiff-Benedum system for an additional ten years through 2022. During 2006, the system processed more than 138 million cubic feet of gas per day (“Mmcf/d”), a majority of which was supplied by Pioneer. The agreement also allows for incremental annual increases in Pioneer’s POP beginning in 2009.

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Pioneer will have an option to buy up to an additional 14.5% interest in the Midkiff-Benedum system one year after the closing, and up to an additional 7.5% interest two years after the closing. If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49%. Pioneer would pay approximately $230 million for the additional 22% interest if fully exercised. APL will manage and control the Midkiff-Benedum system regardless of whether Pioneer exercises the purchase options.

Funding for the Acquisition has been provided by:

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A private placement to institutional investors in the amount of $1.125 billion, representing approximately 25.6 million limited partner units of APL. Approximately $168.8 million of these units were purchased by Atlas Pipeline Holdings, L.P. (NYSE: AHD), the parent of the Partnership’s general partner.

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Borrowings under a new credit facility have been entered into simultaneously with the closing of the Acquisition, and comprise an $830 million term loan, which matures in 2014, and a $300 million revolving loan which matures in 2013.

The Chaney Dell natural gas gathering and processing system is located in northwest Oklahoma and southern Kansas, near the center of the Anadarko Basin. Throughput on the Chaney Dell system averaged 226 Mmcf/d in 2006, and is centered within an active drilling area. This system consists of two active processing facilities:

•	the Waynoka Plant, a 200 Mmcf/d cryogenic unit in Woods County, OK;

•	the Chester Plant, a 30 Mmcf/d cryogenic expander unit in Woodward County, OK; and

•	approximately 3,470 miles of gathering pipeline covering six counties in the Anadarko Basin across northwestern Oklahoma and southern Kansas.

The Midkiff-Benedum natural gas gathering and processing system, which is approximately 73% owned by APL, is located in the Spraberry Trend of the Permian Basin, near Midland, Texas. In 2006, the Midkiff-Benedum system had approximately 139 Mmcf/d of average throughput. This system consists of the following:

•	the Midkiff Plant, a 130 Mmcf/d cryogenic facility in Reagan County, TX;

•	the Benedum Plant, a 43 Mmcf/d cryogenic facility in Upton County, TX; and

•	approximately 2,500 miles of gathering pipeline located across four counties in the Permian Basin of west Texas.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates seven gas processing plants and a treating facility in Velma, Elk City, Sweetwater, Prentiss and Enid, Oklahoma and Midland, Texas where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership formed to own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations of the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time the Partnership’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

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